               INPHYNET MEDICAL MANAGEMENT INC. AND SUBSIDIARIES
         EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF PER-SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)






                                                THREE MONTHS ENDED    SIX MONTHS ENDED
                                                     JUNE 30,             JUNE 30,
                                               --------------------  ------------------
                                                 1996       1995       1996      1995
                                               ---------  ---------  --------  --------
PRIMARY AND FULLY DILUTED
- -------------------------
Average weighted shares outstanding               15,768     14,571    15,745    14,580

Effect of dilutive stock options based on the
 treasury stock method                               293        239       322       201
                                                 -------    -------   -------   -------
                                                  16,061     14,810    16,067    14,781
                                                 =======    =======   =======   =======
Net income                                       $ 3,590    $ 3,169   $ 7,240   $ 5,992

Net income per share amount                      $  0.22    $  0.21   $  0.45   $  0.41


                                      -11-